Exhibit 4.1

Execution Copy

FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of August 27, 2014 between Cobra Electronics Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent have entered into that certain Amended and Restated Rights Agreement, dated as of November 3, 2011 (the “Rights Agreement”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger by and among the Company, Venom Electronics Holdings, Inc., a Delaware corporation (“Parent”), and Venom Electronics Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as amended or supplemented from time to time, the “Merger Agreement”) pursuant to which (i) Merger Sub shall commence a cash tender offer (the “Offer”) for any (subject to the Minimum Condition (as defined in the Merger Agreement)) and all of the outstanding shares of common stock, par value $0.33 (1/3) per share, of the Company, and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, in each case on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to the Stock Acquisition Date, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Board of Directors has determined, in connection with its consideration of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, that it is necessary and desirable to amend the Rights Agreement as set forth herein; and

WHEREAS, the Stock Acquisition Date has not yet occurred, and, subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.	Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended to add the following definitions in the appropriate alphabetical location:

“Merger” shall have the meaning ascribed thereto in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of August 27, 2014, by and among the Company, Venom Electronics Holdings, Inc., a Delaware corporation (“Parent”), and Venom Electronics Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) (as such agreement is amended or supplemented from time to time).

“Merger Sub” shall have the meaning ascribed thereto in the Merger Agreement.

“Offer” shall have the meaning ascribed thereto in the Merger Agreement.

“Parent” shall have the meaning ascribed thereto in the Merger Agreement.

2.	Amendment to Section 7. Section 7(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything to the contrary in this Agreement, immediately prior to the Effective Time (as defined in the Merger Agreement) this Agreement shall automatically terminate (without any further action of the parties hereto), all Rights established hereunder shall automatically expire and such time shall be deemed the Expiration Date for all purposes of this Agreement.”

3.	Addition of New Section 35. The Rights Agreement is hereby amended by adding a new Section 35 thereof which shall read as follows:

“Section 35. Exception For Offer, Merger and Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, none of a Section 11(a)(ii) Event, a Section 13 Event, a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, none of Parent, Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (i) the approval, execution, delivery or adoption of the Merger Agreement or any of the other documents contemplated by the Merger Agreement; (ii) the public or other announcement of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; (iii) the commencement of the Offer or the extension or amendment thereof from time to time in accordance with the terms of the Merger Agreement; (iv) the acquisition of Common Stock by Parent, Merger Sub or any of their respective existing or future Affiliates or Associates in accordance with the provisions of the Merger Agreement; or (v) the consummation of the Offer (as the Offer may be amended and/or extended from time to time or during any subsequent offering period in accordance with the terms of the Merger Agreement), the Merger or any of the other transactions contemplated by the Merger Agreement.”

4.	Termination. If the Merger Agreement is terminated for any reason, (i) this Amendment shall immediately thereupon be of no further force and effect and the amendments contained herein shall be deemed to have not been made to the Rights Agreement, and (ii) the Rights Agreement shall remain exactly the same as it existed prior to the Amendment. If the Merger Agreement is terminated for any reason, the Company shall notify the Rights Agent in accordance with Section 26 of the Rights Agreement.

5.	Effective Time of this Amendment. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement.

6.	Direction to the Rights Agent. Pursuant to Section 27 of the Rights Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute and deliver this Amendment, and the officer of the Company executing this Amendment on behalf of the Company, as an appropriate officer of the Company, certifies on behalf of the Company that this Amendment complies with the terms of the Rights Agreement. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Amendment, this Amendment does not affect the Rights Agent’s own rights, duties, obligations or immunities under the Rights Agreement.

7.	Confirmation of the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment. Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

8.	Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the holders of Rights any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

9.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

10.	Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, .pdf or other electronics means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.	Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

COBRA ELECTRONICS CORPORATION

By:	/s/ James R. Bazet
	Name: Title:	James R. Bazet Chairman & Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
	Name: Title:	Paula Caroppoli Senior Vice President